Exhibit 16.1

September 20, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  China Biopharmaceuticals Holdings, Inc., formerly Globus Growth Group, Inc.


We have read Item 4.01 of Form 8-K dated September 20, 2004 of China Biopharmaceuticals Holdings, Inc., formerly Globus Growth Group, Inc., and are in agreement with the statements contained in the first and second paragraphs therein.

Very truly yours,


/s/ Eisner LLP
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Eisner LLP